Exhibit 99.1

ENVIRONMENTAL POWER CORPORATION TO DELIST

FROM THE NASDAQ CAPITAL MARKET

TARRYTOWN, NY, April 23, 2010 — Environmental Power Corporation (Nasdaq: EPG) (the “Company”) today announced that it has decided to withdraw its appeal and delist from The Nasdaq Capital Market.

On March 16, 2010, the Company received a letter from the staff of The Nasdaq Stock Market advising the Company that its securities were subject to delisting due to the failure to comply with Nasdaq Listing Rule 5550(a)(2) regarding the $1.00 minimum bid price requirement. On April 12, 2010, the Company received further correspondence from Nasdaq indicating that the Company is not in compliance with the minimum stockholders’ equity requirement for continued listing set forth in Nasdaq Listing Rule 5550(b)(1).

The Company originally intended to appeal Nasdaq’s determination to delist the Company’s securities at a hearing scheduled for April 28, 2010. However, after considering a number of factors, including the Company’s current financial condition, the expenditure of resources necessary to seek to regain compliance with Nasdaq’s Listing Rules within Nasdaq’s timeframe and then attempting to maintain its Nasdaq listing, and the uncertainty that the Company could present a plan for regaining compliance that would satisfy Nasdaq, the Company has decided not to undertake potentially expensive, time-consuming and dilutive efforts to regain compliance with Nasdaq’s minimum stockholders’ equity rule or minimum bid price rule.

Accordingly, the Company expects that Nasdaq will suspend trading in the Company’s common stock on or about the opening of the market on Monday, April 26, 2010. In addition, although Nasdaq would ultimately do so in due course, the Company intends to file a Form 25 with the Securities and Exchange Commission (the “SEC”) on or about May 3, 2010 to delist its common stock from listing and quotation on The Nasdaq Capital Market. On May 13, 2010, the expected effective date of the Form 25, the Company intends to file a Form 15 with the SEC to voluntarily deregister its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Upon the filing of the Form 15, the Company’s obligations under the Exchange Act to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8-K, will immediately be suspended. The Company expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC. The Company fully expects that its Common Stock will be quoted on the Pink OTC Markets Inc. promptly after delisting from Nasdaq, although it cannot assure that this will be the case.

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner, and operator of renewable energy production facilities. Our principal operating subsidiary, Microgy, Inc., develops and operates proven large scale, commercial anaerobic digestion based projects which produce a versatile methane-rich biogas from livestock waste and other organic sources. For more information visit the Company’s web site at: www.environmentalpower.com

CONTACT:

Company Contact:

Micky Thomas, Chief Financial Officer

Environmental Power Corporation

(914) 631-1435

mthomas@environmentalpower.com

Public Relations Contact:

John Abrashkin

Ricochet Public Relations

(212) 679-3300 x121

jabrashkin@ricochetpr.com